EXHIBIT 99.1

Contact:	Frank Perez
Chief Financial Officer
615-599-2274

TENNESSEE COMMERCE BANCORP, INC. SHAREHOLDERS APPROVE
INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

FRANKLIN, Tenn. – (July 30, 2009) – Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) announced that at a special meeting of shareholders held today, shareholders approved an amendment to the Company’s charter to authorize 20,000,000 shares of common stock.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Atlanta, Birmingham and Minneapolis.  Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.  Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.

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